Exhibit 4.2

FIRST AMENDMENT
TO
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of April 15, 2015 by and among New York REIT, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and New York Recovery Advisors, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Advisors Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 15, 2014, as amended (the “Partnership Agreement”).
RECITALS:
WHEREAS, the General Partner and the Advisors Limited Partner, holding a Majority in Interest, desire to amend the Partnership Agreement in order to clarify a prior amendment to the Partnership Agreement and to have this amendment apply for purposes of allocating income and losses of the Partnership for its 2014 tax year; and
WHEREAS, it is intended that by signing this Agreement the parties hereto shall satisfy the requirement to obtain the written consent of the General Partner and a Majority in Interest as set forth in Section 11.01 of the Partnership Agreement;
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

a.	Section 5.01(c)(i) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(c)(i) is substituted in its place:
“(i)    Special Allocations of Depreciation. Notwithstanding any other provisions of this Section 5.01, after giving effect to the regulatory allocations in Section 5.01(d), but prior to any allocation under Sections 5.01(a)(i) and 5.01(b), the Advisors Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Advisors Limited Partner pursuant to this Section 5.01(c)(i) for all years equals $50,000,000; provided, that (A) the Advisors Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Advisors Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Advisors Limited Partner may elect to be allocated pursuant to this Section 5.01(c)(i) for any year shall not exceed $50,000,000 minus the amount of Depreciation specially allocated pursuant to this Section 5.01(c)(i) to the Advisors Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Advisors Limited Partner has elected for such year, the Partnership shall notify the Advisors Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.”

[SIGNATURE PAGE FOLLOWS]

Exhibit 4.2

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

NEW YORK REIT, INC.

By:     /s/ Michael A. Happel
Name:    Michael A. Happel

Title:	Chief Executive Officer and President

INITIAL LIMITED PARTNER:

NEW YORK RECOVERY ADVISORS, LLC

By:	New York Recovery Special Limited Partnership, LLC,
its Member

By:    American Realty Capital III, LLC,
its Member

By:     William M. Kahane
Name:    William M. Kahane
Title:     Manager

[Signature Page to First Amendment to Fourth Amended and Restated Agreement of Limited Partnership]